Exhibit 10.3

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Confidential Separation Agreement and Release of Claims (“Agreement and Release”) is entered into this 28th day of August 2009 between SCOLR Pharma, Inc. (“Company”) and Bruce Morra (“Executive”).

WHEREAS, Executive has been employed by the Company under an Executive Employment Agreement, dated January 30, 2009 (the “Employment Agreement”), which provides for the payment of potential severance benefits to Executive under the terms and conditions set forth therein; and

WHEREAS, the parties desire to have Executive remain on the Company’s Board of Directors but have agreed to end their employment relationship and wish to do so amicably on the terms described herein, which are different from those potentially available under the Employment Agreement; and

WHEREAS, except as provided herein, the parties wish to completely and forever resolve Executive's claims and rights under the Employment Agreement and any and all other existing or potential claims between them and to agree upon modified terms related to his departure;

NOW, THEREFORE, in consideration of the foregoing and the potential benefits to be realized by Executive as a result of executing this Agreement and Release, Executive and the Company hereby agree as follows:

1.
End of Employment Relationship.  The parties agree that Executive’s employment with the Company shall end on August 28, 2009 [last day of employment] and that Executive shall resign as CEO and President as of close of business on that day; provided that the Company shall not characterize Executive’s resignation as voluntary in response to any claim Executive may make for unemployment benefits.   Executive shall receive payment for work through the last day of employment in the next regularly scheduled payroll after August 28, 2009.   The parties desire Executive to continue to serve as a Director of the Company and, except as specifically addressed to the contrary herein, to be compensated pursuant to the Director compensation policy as such may be amended from time to time, but agree that the Company is not contractually obligated to continue Executive as a Director.

2.	Additional Payments.

a.	Within eight (8) business days of Executive's execution and return of this Agreement and Release (the “Effective Date”), the Company will pay Executive:

i.	the gross sum of $222,800.

ii.	the gross sum of $16,916.72 as payment for 95.75 hours of accrued but unused paid time off (PTO).

b.	Also, commencing January 1, 2010 and ending June 1, 2010, Executive shall receive $35,466.66 each month in six monthly installments paid on the first of each month.

Each of the foregoing payments shall be subject to normal, customary, and/or required withholdings and deductions related to the payment of wages by a company to an employee including federal taxes, Medicare, and FICA.

Executive and the Company recognize that their respective views differ on their rights and obligations under the Employment Agreement.  Executive understands that the Company does not admit that any severance is, in fact, owed under the circumstances, and the Company understands that Executive does not agree.  Executive acknowledges, however, that he would not be entitled to severance from the Company without a separation and release agreement and that this Agreement and Release represents a compromise intended to resolve any disagreement based on the parties’ differing views.  Executive understands and agrees that he is giving up all potential rights to additional payments – whether severance, bonus, options or stock grants – not specifically provided for in this Agreement and Release.

3.
Non-Competition Restrictions.  Executive is released from the non-competition restrictions of Section 9 of the Employment Agreement, but Sections 10 and 11 remain in full effect unless specifically modified herein.  The Confidentiality and Non-Compete Agreement signed on January 30, 2009 continues in full force and effect to the extent applicable, provided that the reference to non-compete in Section 2 is hereby deleted.

4.	Stock Grant. On January 4, 2010, the Company shall issue Executive 214,285 shares of the Company’s Common Stock.

5.
Stock Options.  The parties agree that on the Effective Date Executive shall vest in the 125,000 stock options that would have vested on January 18, 2010 if Executive had continued to serve as CEO.  In addition, any options granted pursuant to Section 2.2. of the Employment Agreement will expire one year after Executive’s last day of employment.  Executive relinquishes any right to other options mentioned during contract discussions which the parties determined could not be granted.

6.
COBRA.  Assuming that Executive exercises his rights under COBRA and, throughout the twelve months, does not have medical insurance available through other employment, Executive will receive continued medical coverage at the Company's expense for a period of twelve (12) months following the Effective Date, pursuant to COBRA at existing levels for his own medical coverage and for fifty percent of his spouse and children’s coverage, if such is elected.

7.	Purchase of Equipment. Executive agrees to buy his Company cell phone and computer systems for $1,000, consisting of:

•	Apple iPhone, case, car charger, and wireless headset

•	Sony Vaio lap top computer system (including docking station, cables, connectors, mouse, keyboard, monitor, printer, surge protector) and software
•	Manuals, disks, licenses and proof of purchases for all of the above

The Company will provide reasonable assistance to Executive to adapt the systems for personal use.  If more than reasonable assistance is required, as determined by the Company in its sole discretion, and hence, is not provided, then Executive can elect not to purchase the equipment.

8.
Section 409A Compliance.  The parties intend for this Agreement and Release to be exempt from the application of Section 409A, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise, and this Agreement and Release shall be construed and interpreted accordingly.  If the Company or Executive reasonably determines that any provision of this Agreement and Release either fails to satisfy the requirements of Section 409A or is not exempt from the application of Section 409A, then the parties hereby agree to amend or to clarify this Agreement and Release in a timely manner so that this Agreement and Release either satisfies the requirements of Section 409A or is exempt from the application of Section 409A.

9.
Reimbursement of Attorney’s Fees.  The Company shall pay Executive’s legal counsel up to $5,000 for attorney’s fees incurred by Executive related to this Agreement and Release.  Executive shall be responsible for submitting an invoice to the Company after the Effective Date detailing actual attorney’s fees incurred.  Payment shall be made within ten (10) days of receipt of such invoice.

10.
Unemployment Insurance.  Notwithstanding the reference in Section 1 above to Executive resigning as president and CEO of the Company, it is understood that the Company will not contest Executive’s application for unemployment benefits; however, the Company will disclose that Executive is receiving severance pursuant to this Agreement and Release.

11.
Waiver and Release of Claims.  Executive understands that in conjunction with this Agreement and Release, he is being provided with certain benefits to which he would not otherwise be entitled and other benefits as to which he and the Company have differing views regarding his entitlement and that the terms of this Agreement and Release are intended as a compromise of their differing views.  With that understanding, Executive, on his own behalf, as well as on behalf of his marital community and his heirs, executors, administrators and assigns, hereby releases in full and forever discharges, acquits and holds harmless SCOLR Pharma, Inc. and any parent, subsidiary or otherwise affiliated corporation, partnership or other business enterprise, and all of its or their past or current affiliates, related entities, partners, subsidiaries, insurers, predecessors, successors, assigns, directors, officers, shareholders, attorneys, investors, representatives, agents and employees (herein collectively referred to as “Associated Persons”) from any and all claims, causes of action, demands, suits, liabilities, damages, including damages for pain and suffering and emotional harm, charges, controversies, expenses and obligations of every nature, character or kind,  (collectively “Claims”), arising up to and including the date of this Agreement and Release, whether known or unknown, suspected or unsuspected,  including, but not limited to, any Claims which in any manner or fashion arise from or relate to Executive’s employment with the Company, any contractual agreements between Executive and the Company, including but not limited to the Employment Agreement, or Executive’s separation from employment with the Company, including without limitation any claims for damages, equitable relief, attorney fees or costs.

This release includes, but is not limited to, any Claims that Executive might have for reinstatement, reemployment or for additional compensation for work performed, including without limitation wages, bonuses, commissions, fees, payments, incentive payments, sick leave pay-out, extended illness bank pay-out, severance pay, expenses, salary, paid time off or vacation pay (besides what is paid at termination per this Agreement and Release), fees or costs, losses, penalties or benefits.  Without limitation, it applies to Claims for damages or other personal remedies that Executive might have under any federal, state and/or local law, statutory, regulatory or common, dealing with employment, tort, contract, wage and hour, civil rights or any other matters, including, by way of example and not limitation, applicable civil rights laws, retaliation, federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Post-War Civil Rights Act of 1964, the Post-War Civil Rights Acts (42 USC Sections 1981-1988), the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the U.S. Family and Medical Leave Act; all State of Washington laws and regulations, including those governing employment, discrimination, accommodation, and leave; the Fair Labor Standards Act, the National Labor Relations Act, the Employment Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the Health Insurance Portability and Accountability Act of 1995, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, Executive Order 11246, Washington’s Law Against Discrimination, Chapter 49.60 RCW, Washington’s Minimum Wage Act, Chapter 49.46 RCW, Chapter 49.48 RCW, and any regulations under such laws.  This release further applies to any Claims or right to personal damages, benefits or other personal legal or equitable remedies that Executive may have as a result of filing any complaint, charge or other action before any administrative agency.  EXECUTIVE ACKNOWLEDGES AND AGREES THAT THROUGH THIS RELEASE HE IS GIVING UP ALL RIGHTS AND CLAIMS OF EVERY KIND AND NATURE WHATSOEVER, KNOWN OR UNKNOWN, CONTINGENT OR LIQUIDATED, THAT HE MAY HAVE AGAINST THE COMPANY AND ASSOCIATED PERSONS, ARISING ON OR BEFORE THE DATE OF THIS AGREEMENT AND RELEASE.

ADEA Waiver.  Executive acknowledges that his waiver and release hereunder of any rights he may have under the Age Discrimination in Employment Act of 1967 (ADEA), as amended by the Older Workers Benefit Protection Act, is knowing and voluntary.  He certifies that he has read, has received an explanation of, and understands the provisions of this release of claims.  The parties agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the date this Agreement is executed.  Executive acknowledges that he has been advised by this writing, as required by the Older Workers Benefit Protection Act, that (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days to consider this Agreement (although he may, by his own choice, execute this Agreement earlier); (c) he has seven (7) days following the execution of this Agreement by him to revoke the Agreement; and (d) this Agreement shall not be effective until the Effective Date (which is after the revocation period has expired).

The foregoing release does not apply to claims relating to breach or enforceability of this Agreement and Release, Executive’s right to file a complaint with a governmental agency, or claims arising after the execution of this Agreement and Release.  However, with respect to agency complaints, Executive understands and agrees that he is expressly waiving any right to obtain monetary damages or any other relief that provides personal benefit resulting from the agency claim.  This waiver and release is effective to the full extent the law permits him to release his individual claims.  It does not affect accrued reimbursement rights he may currently possess under any health insurance coverage or accrued rights he may have under any retirement plan after termination.

Through this release Executive is fully, finally, and for all times settling and releasing all disputes and differences within the scope of matters known or unknown, suspected or unsuspected, which now exist, or may have existed between Executive, the Company and/or Associated Persons, on or before the date of this Agreement and Release.  In furtherance of this intention, this release shall be and remain in effect as a full and complete release of claims arising on or before the date of this Agreement and Release notwithstanding the discovery or existence of any such additional or different Claim or fact.  The provisions of any law, regulation, statue or ordinance providing in substance that releases shall not extend to Claims, damages or injuries which are unknown or unsuspected to exist at the time the person executes the release are hereby expressly waived by Executive.

This Agreement and Release is not intended to and does not release or reduce any indemnification rights possessed by Executive or any rights to insurance coverage afforded to Executive by virtue of his service as a director and/or officer of the Company.

12.
Release by Company.  In consideration of Executive's entering into this Agreement and Release, SCOLR Pharma Inc. (including any parent, subsidiary or otherwise affiliated corporation, partnership or other business enterprise, and all of its or their past or current affiliates, related entities, and/or subsidiaries),  hereby releases in full and forever discharges, acquits and holds harmless Executive from any or all Claims that SCOLR might possess to the extent that it is found that Executive was acting in good faith and within the scope of his employment, provided, however, that this release shall not extend to any rights (a) to obtain contribution as permitted by law in the event of entry of judgment against the Company as a result of any act or failure to act for which the Executive and the Company are jointly liable, (b) arising under, or preserved by, this Agreement and Release, (c) arising after Executive’s last day of employment or (d) arising out of any investor, account, insurance or client relationship, which rights shall be preserved, unaffected by this release.  If the Company brings any claim against the Executive in a civil action or in arbitration, the judge or arbitrator shall have discretion based on equitable considerations to award the prevailing party some or all of its/his reasonable costs, including attorney's fees, or to deny any such award.

13.
Surviving Terms.  In addition to Sections 10 and 11, the parties intend for Sections 6.6 (a), 6.7, 6.8, 12, and 13 of the Employment Agreement to continue in full force and effect to the extent applicable to Executive’s post-employment.

14.
Nonadmission of Liability.  The Company and Executive each expressly agree and acknowledge that this Agreement in no way constitutes an admission of liability on the Company’s part, including Associated Persons, or the Executive, and this Agreement does not constitute the admission of any fact from which liability to the Company, including Associated Persons, or Executive can be attributed now or at any time in the future.  The parties agree that this agreement is not admissible for any purpose other than an action for enforcement of its terms.

15.
No Transfer.  Executive covenants that he has not assigned, transferred, sold, encumbered, pledged, mortgaged, distributed or otherwise disposed of or conveyed to any third party any right or Claim against the Company or Associated Persons that has been released by this Agreement.

16.
No Representations.  The Company and Executive each warrant that no promise or inducement has been offered for this Agreement and Release other than as set forth herein and that this Agreement is executed without reliance upon any other promises or representations, oral or written.  The Executive specifically acknowledges and agrees that the Company has made no representations to Executive regarding the tax consequences of any amounts received by Executive or provided for Executive’s benefit pursuant to this Agreement.  Any modification of this Agreement must be made in writing and signed by the Executive and the Company.

17.
Modification and Supplementation.  Except as noted herein, this Agreement and Release modifies and supersedes all prior understandings between the Company and Executive, including the Employment Agreement, and represents the entire Agreement between the parties with respect to all matters involving Executive’s employment with and termination from the Company.

18.
Severability.  In the event any provision of this Agreement and Release is found unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefits contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

19.
Governing Law and Dispute Resolution.  This Agreement and Release shall be governed in accordance with the laws of the State of Washington, without regard to its conflict of law principles.  The parties further agree that disputes arising out of the Agreement and Release will be submitted for binding arbitration, with the exception that the Company may seek injunctive and/or declaratory relief in a court of competent jurisdiction to protect the Company’s trade secret(s), proprietary information, confidential information and other Company property, and/or the Company’s business reputation.  Arbitration will be conducted by the American Arbitration Association (“AAA”) and governed by the AAA National Rules for the Resolution of Employment Disputes (“AAA Rules”).

20.	Notice. For the purposes of any notice to Executive, his current address is

Bruce S. Morra
427 11th Avenue West
Kirkland, WA 98033
With a copy e-mailed to: brucemorra@gmail.com

                      For the purposes of any notice to Company, its current address is

Stephen Turner
Vice President & Chief Technical Officer
SCOLR Pharma, Inc.
19204 North Creek Parkway
Suite 100
Bothell, WA 98011
With a copy e-mailed to: sturner@scolr.com
With a copy e-mailed to: apreston@gsblaw.com

EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE, AND THAT EXECUTIVE SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING ALL ASSOCIATED PERSONS, INCLUDING, THE COMPANY AND ITS OFFICERS, DIRECTORS, EXECUTIVES AND AGENTS FROM ANY AND ALL CLAIMS.

IN WITNESS WHEREOF, Executive and the Company have caused this Agreement and Release to be executed as of the day and year first above written.

Executive /s/ Bruce Morra Bruce Morra	SCOLR Pharma, Inc. By: /s/ Michael Taglich Its: Chairman

SEA_DOCS:935205.9